News Release	The Procter & Gamble Company One P&G Plaza Cincinnati, OH 45202

FOR IMMEDIATE RELEASE

PURPOSE-INSPIRED GROWTH STRATEGY IS WORKING,
P&G CEO TELLS SHAREHOLDERS

CINCINNATI, Oct. 12, 2010 - Procter & Gamble (NYSE:PG) made substantial progress in fiscal 2010 as its Purpose-inspired Growth Strategy accelerated business performance, Chairman, President and Chief Executive Officer, Bob McDonald, told the Company’s shareholders at its annual meeting today.

Organic sales grew 3%, core earnings per share rose 6% and adjusted free cash flow was 125% of net earnings for the last fiscal year ended June 30, 2010. The Company repurchased $6 billion in stock and also increased its dividend for the 54th consecutive year. Market share grew in 14 of the Company’s top 17 countries and the Company is now serving 4.2 billion consumers – well on track to achieve its goal of reaching five billion consumers by 2015, shareholders at the Aronoff Center for the Arts in Cincinnati were told.

McDonald attributed the Company’s performance to its focus on innovation.  “Innovation that truly improves people’s lives is more important than ever because many of the economies in which we operate are still recovering from recession,” he said.  “Our own experience shows that companies that continue to invest in innovation during economic downturns enjoy more growth in the years that follow – primarily because they keep their promises to consumers when those promises matter most.  There’s nothing more important that we can do in these tough times than to keep our brands strong, to continue leading innovation and to win the consumer value equation every day.”

However, he emphasized that there were still significant opportunities for improvement and highlighted the focus that would be put against profitable share growth across all of the Company’s business segments, continued cost reduction and cash management as well as balanced top- and bottom-line growth.
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“We won’t let up.  I’m confident that if we build on our successes, address our shortfalls and implement our Purpose-inspired Growth Strategy with excellence, we will continue to accelerate growth and touch and improve more consumers’ lives in more parts of the world…more completely,” he added.

P&G will issue its results for the first fiscal quarter ended September 30, 2010 on October 27, 2010.

Forward Looking Statements

All statements, other than statements of historical fact included in this release or presentation, are forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on financial data, market assumptions and business plans available only as of the time the statements are made, which may become out of date or incomplete. We assume no obligation to update any forward-looking statement as a result of new information, future events or other factors. Forward-looking statements are inherently uncertain, and investors must recognize that events could differ significantly from our expectations. In addition to the risks and uncertainties noted in this release or presentation, there are certain factors that could cause actual results to differ materially from those anticipated by some of the statements made. These include: (1) the ability to achieve business plans, including growing existing sales and volume profitably despite high levels of competitive activity and an increasing volatile economic environment, especially with respect to the product categories and geographical markets (including developing markets) in which the Company has chosen to focus; (2) the ability to successfully manage ongoing acquisition and divestiture activities to achieve the cost and growth synergies in accordance with the stated goals of these transactions without impacting the delivery of base business objectives; (3) the ability to successfully manage ongoing organizational changes designed to support our growth strategies, while successfully identifying, developing and retaining key employees, especially in key growth markets where the depth of skilled employees is limited; (4) the ability to manage and maintain key customer relationships; (5) the ability to maintain key manufacturing and supply sources (including sole supplier and plant manufacturing sources); (6) the ability to successfully manage regulatory, tax and legal requirements and matters (including product liability, patent, intellectual property, competition law matters, and tax policy), and to resolve pending matters within current estimates; (7) the ability to successfully implement, achieve and sustain cost improvement plans in manufacturing and overhead areas, including the Company's outsourcing projects; (8) the ability to successfully manage currency (including currency issues in certain countries, such as Venezuela, China and India), debt, interest rate and commodity cost exposures and significant credit or liquidity issues; (9) the ability to manage continued global political and/or economic uncertainty and disruptions, especially in the Company's significant geographical markets, as well as any political and/or economic uncertainty and disruptions due to a global or regional credit crisis or terrorist and other hostile activities; (10) the ability to successfully manage competitive factors, including prices, promotional incentives and trade terms for products; (11) the ability to obtain patents and respond to technological advances attained by competitors and patents granted to competitors; (12) the ability to successfully manage increases in the prices of raw materials used to make the Company's products; (13) the ability to stay close to consumers in an era of increased media fragmentation; (14) the ability to stay on the leading edge of innovation and maintain a positive reputation on our brands; and (15) our ability to rely on and maintain key information technology systems, including the transition of our ordering, shipping and billing systems in North America and Western Europe to a new system.  For additional information concerning factors that could cause actual results to materially differ from those projected herein, please refer to our most recent 10-K, 10-Q and 8-K reports.

About Procter & Gamble

Four billion times a day, P&G brands touch the lives of people around the world. The company has one of the strongest portfolios of trusted, quality, leadership brands, including Pampers®, Tide®, Ariel®, Always®, Whisper®, Pantene®, Mach3®, Bounty®, Dawn®, Gain®, Pringles®, Charmin®, Downy®, Lenor®, Iams®, Crest®, Oral-B®, Duracell®, Olay®, Head & Shoulders®, Wella®, Gillette®, Braun® and Fusion®. The P&G community includes approximately 127,000 employees working in about 80 countries worldwide. Please visit http://www.pg.com for the latest news and in-depth information about P&G and its brands.

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P&G Media Contacts:
Paul Fox, 513.983.3465
Jennifer Chelune, 513.983.2570

P&G Investor Relations Contact:
John Chevalier, 513.983.9974

The Procter & Gamble Company
Exhibit 1: Non-GAAP Measures

In accordance with the SEC’s Regulation G, the following provides definitions of the non-GAAP measures used in the earnings release and the reconciliation to the most closely related GAAP measure.

Organic Sales Growth: Organic sales growth is a non-GAAP measure of sales growth excluding the impacts of acquisitions, divestitures and foreign exchange from year-over-year comparisons.  We believe this provides investors with a more complete understanding of underlying sales trends by providing sales growth on a consistent basis.

The reconciliation of reported sales growth to organic sales is as follows:
Fiscal Year 2010	Net Sales Growth	Foreign Exchange Impact	Acquisition/ Divestiture Impact*	Organic Sales Growth
Total P&G	3%	1%	-1%	3%
*Acquisition/Divestiture Impact includes rounding impacts necessary to reconcile net sales to organic sales.

           Core EPS:  This is a measure of the Company’s diluted net earnings per share from continuing operations excluding charges for pending European legal matters, a charge related to a tax provision for retiree healthcare subsidy payments in the recently enacted U.S. healthcare reform legislation and incremental Corporate restructuring charges incurred in fiscal 2009 versus 2008 to offset the dilutive impact of the Folgers divestiture.  We do not view these items to be part of our sustainable results.  We believe the Core EPS measure provides an important perspective of underlying business trends and results and provides a more comparable measure of year-on-year earnings per share growth.  The table below provides a reconciliation of reported diluted net earnings per share from continuing operations to Core EPS:
	FY 2010	FY 2009
Diluted Net Earnings Per Share	$4.11	$4.26
Folgers Results of Operations and Gain on the Sale	-	($0.68)
Gain on the Sale of Pharmaceuticals	($0.47)	-
Gain on the Sale of Actonel in Japan	($0.04)	-
Pharmaceuticals Results of Operations	($0.07)	($0.19)
Diluted Net Earnings Per Share - Continuing Operations	$3.53	$3.39
Incremental Folgers-related Restructuring Charges	-	$0.09
Charges for Pending European Legal Matters	$0.09	-
Charge for Taxation of Retiree Healthcare Subsidy	$0.05	-
Rounding Impacts	-	($0.01)
Core EPS	$3.67	$3.47
Core EPS Growth	6%

Note – All reconciling items are presented net of tax.  Tax effects are calculated consistent with the nature of the underlying transaction.  The tax impacts on the incremental Folgers-related restructuring charges are ($0.02) for AMJ 2009 and ($0.02) for FY 2009.  The entire amount of the charge for taxation of retiree healthcare subsidy is tax expense.  There is no tax impact on EPS due to the charges for pending European legal matters.

Adjusted Free Cash Flow:  Adjusted free cash flow is defined as operating cash flow less capital spending and the after-tax impacts of the global pharmaceuticals divestitures.  We exclude the after-tax impacts of the global pharmaceuticals divestitures from adjusted free cash flow because we do not view these impacts to be part of our underlying business results.  We view adjusted free cash flow as an important measure because it is one factor in determining the amount of cash available for dividends and discretionary investment.  Adjusted free cash flow is also one of the measures used to evaluate senior management and is a factor in determining their at-risk compensation.

Adjusted Free Cash Flow Productivity: Adjusted free cash flow productivity is defined as the ratio of free cash flow to net earnings excluding the gains on the divestiture of the global pharmaceuticals business, including Actonel in Japan.  Given the size of these gains and our view that they are not part of our sustainable business, we have excluded the gains from our calculation.  The Company’s long-term target is to generate free cash at or above 90 percent of net earnings.  Adjusted free cash flow productivity is also one of the measures used to evaluate senior management.  We believe this provides a better perspective of our underlying liquidity trends.  The reconciliation of adjusted free cash flow productivity is provided below (amounts in millions):

	Operating Cash Flow	Capital Spending	Free Cash Flow	Tax Payments – Global Pharmaceuticals Divestitures	Adjusted Free Cash Flow
Fiscal 2010	$16,072	($3,067)	$13,005	$980	$13,985

	Adjusted Free Cash Flow	Net Earnings	Global Pharmaceuticals Gains	Net Earnings Excluding Certain Divestiture Gain	Adjusted Free Cash Flow Productivity
Fiscal 2010	$13,985	$12,736	($1,585)	$11,151	125%